Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the three months ended March 31:

                                                 2007           2006
                                                 ----           ----
                                               (Dollars in thousands)
Earnings before fixed charges:

       Income before income taxes              $45,995        $28,346

       Interest and other debt expense          16,099         11,250

       Interest portion of rental expense          387            317
                                               -------        -------

       Earnings before fixed charges           $62,481        $39,913
                                               =======        =======

Fixed charges:

       Interest and other debt expense         $16,099        $11,250

       Interest portion of rental expense          387            317

       Capitalized interest                        596            355
                                               -------        -------

       Total fixed charges                     $17,082        $11,922
                                               =======        =======

Ratio of earnings to fixed charges                3.66           3.35